Exhibit 4

Vision-Sciences, Inc.

2003 DIRECTOR OPTION PLAN

AS AMENDED ON AUGUST 28, 2008

1.                                     Purpose

The purpose of this 2003 Director Option Plan (the “Plan”) of Vision-Sciences, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract and retain outside directors by providing such directors with equity ownership opportunities and incentives and thereby better aligning the interests of such directors with those of the Company’s stockholders.  Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future subsidiary corporations as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

2.                                     Eligibility

Directors of the Company who are not employees of the Company or any subsidiary of the Company (each, an “Outside Director” and collectively, the “Outside Directors”) shall be eligible to participate in the Plan.

3.                                     Administration and Delegation

The Plan will be supervised and administered by the Board of Directors of the Company (the “Board”).  The amount and nature of the Options (as defined in Section 5(a)) to be granted shall be automatic and non-discretionary in accordance with Section 5.  However, the Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option in the manner and to the extent it shall deem expedient to carry the Plan into effect and the Board shall be the sole and final judge of such expediency.  All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Option.

4.                                     Stock Available for Options

The maximum number of shares of common stock, $.01 par value per share, of the Company (the “Common Stock”) issuable under the Plan shall be 450,000, subject to adjustment in accordance with Section 6. If any Option expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Option shall again be available for the grant of Options under the Plan. Options shall be non-statutory stock options not entitled to treatment as incentive stock options under the Code.

5.                                     Terms, Conditions and Form of Options

(a)          Automatic Grant.  An Option (an “Option” and collectively, “Options”) to purchase 10,000 shares of Common Stock (subject to adjustment as provided in Section 6) shall be granted automatically (i) to each person who becomes an Outside Director after the date the Plan is approved by the stockholders of the Company upon his or her election of the Board and (ii) to each Outside Director on each date on which an annual meeting of the stockholders of the Company is held.

(b)         Exercise Price.  The exercise price per share of any Option shall be the Fair Market Value of one share of Common Stock on the date of grant of such Option.  “Fair Market Value” shall mean:  (i) if the Common Stock is listed on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market as of such date, the closing price per share of the Company’s Common Stock on the trading day immediately preceding such date, as published in The Wall Street Journal, (ii) if the Common Stock is traded or quoted on the OTC Bulletin Board or similar over-the-counter market or quotation system, the average of the closing bid and asked prices per share of the Company’s Common Stock on the trading day immediately preceding such date, as published by such over-the-counter market or quotation system and (iii) if the Common Stock is not as of such date listed on or quoted by an exchange or quotation service described in clauses (i) or (ii) above, the price per share determined by the Board in good faith to represent the fair market value per share of the Common Stock.

(c)          Vesting.  Except as otherwise provided in the Plan, each Option shall be exercisable in full on the date of grant.

(d)         Exercise Period.  The right of exercise shall be cumulative so that to the extent an Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the tenth anniversary of the date of grant of such Option or the earlier termination of the Option under Section 5(e) or Section 6.  Notwithstanding the foregoing, if any Outside Director ceases to be a director of the Company for any reason, then, except as provided in Section 5(e), the right to exercise his or her Options shall terminate 90 days after such cessation (but in no event after the tenth anniversary of the date of grant of such Options), provided that any Option shall be exercisable only to the extent that the Outside Director was entitled to exercise such Option on the date of such cessation.

(e)          Exercise Period Upon Death or Disability.  If an Outside Director dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the tenth anniversary of the date of grant of an Option and while he or she is a director of the Company, such Option shall be exercisable, within the period of one year following the date of death or disability of the Outside Director, by the Outside Director (or in the case of death by an authorized transferee), provided that the Option shall be exercisable only to the extent that such Option was exercisable by the Outside Director on the date of his or her death or disability, and further provided that the Option shall not be exercisable after the tenth anniversary of the date of grant of such Option.

(f)            Exercise Procedure.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full for the number of shares for which the Option is exercised, such payment to be made as follows, in each case provided that such method of payment is then permitted under applicable law:

(1)                                  in cash or by check, payable to the order of the Company;

(2)                                  by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Outside Director to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)                                  when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Outside Director valued at their Fair Market Value, provided that such Common Stock, if acquired directly from the Company was owned by the Outside Director at least six months prior to such delivery; or

(4)                                  by any combination of the above permitted forms of payment.

6.                                       Adjustments for Changes in Common Stock and Certain Other Events

(a)          Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number of shares underlying each Option to be granted pursuant to Section 5(a) and (iii) the number and class of securities and exercise price per share subject to each outstanding Option shall be appropriately adjusted by the Company (or substituted options may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate.  If this Section 6(a) applies and Section 6(c) also applies to any event, Section 6(c) shall be applicable to such event, and this Section 6(a) shall not be applicable.

(b)         Liquidation or Dissolution.  In the event of a proposed liquidation or dissolution of the Company, the Board may take either or both of the following actions with respect to all then unexercised and outstanding Options: (i) provide that all such Options will become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) provide that all such Options will terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

(c)          Reorganization and Change in Control Events

(1)                                  Definitions

(a)                                  A “Reorganization Event” shall mean:

(i)                                   any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property; or

(ii)                                any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

(b)                                 A “Change in Control Event” shall mean:

(i)                                   the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (x) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for Common Stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y)  of subsection (iii) of this definition, (D) any acquisition by Katsumi Oneda or Lewis C. Pell, or any affiliate thereof (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended) (or their respective spouses and minor children or by a trust for the benefit of any of such persons) (each party is referred to herein as an “Exempt Person”) of any shares of Common Stock; provided that, after such acquisition, such Exempt Person does not beneficially own more than 40% of either (i) the Outstanding Company

Common Stock of (ii) the Outstanding Company Voting Securities; or

(ii)                                such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the board of directors of a successor corporation to the Company), where the term “Continuing Director” means, at any date, a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)                             the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding

Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any Exempt Person, the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

(2)                                  Effect on Options

(a)                                  Reorganization Event.  Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, such assumed or substituted options shall be immediately exercisable in full upon the occurrence of such Reorganization Event.  For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Outside Director shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

(b)                                Change in Control Event that is not a Reorganization Event.  Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, all Options then outstanding shall automatically become immediately exercisable in full.

7.                                       General Provisions Applicable to Options

(a)          Transferability of Options.  Options shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Outside Director to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Outside Director, shall be exercisable only by the Outside Director.  References to an Outside Director, to the extent relevant in the context, shall include references to authorized transferees.

(b)         Documentation.  Each Option shall be evidenced in the form of Non-Statutory Stock Option Agreement attached hereto as Exhibit A.

(c)          Withholding.  Each Outside Director shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Options to such Outside Director no later than the date of the event creating the tax liability.  When the Common Stock is registered under the Exchange Act, Outside Directors may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Option creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to an Outside Director.

(d)         Amendment of Option.  The Board may amend, modify or terminate any outstanding Option, including but not limited to, substituting therefor another option and changing the date of exercise, provided that the Outside Director’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Outside Director.

(e)          Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan until (i) all conditions of the Option have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Outside Director has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

8.                                       Miscellaneous

(a)          No Rights As Stockholder.  No Outside Director or authorized transferee shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Option until becoming the record holder of such shares.  Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)         Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is approved by the Company’s stockholders.  No Options shall be granted under the Plan after the completion of ten years from the date the Plan was approved by the Company’s stockholders, but Options previously granted may extend beyond that date.

(c)          Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that without the approval of the stockholders of the Company no amendment shall (i) change the number of shares subject to the Plan or subject to any Option (except as provided in Section 6), (ii) change the designation of the class of directors eligible to receive options or (iii) materially increase the benefits accruing to Outside

Directors under the Plan; and provided further that the Board shall not amend the provisions of Sections 2, 5(a), or 5(b) more frequently than once every six months (regardless of whether stockholder approval is required for such amendment), other than to comport with changes in the Code or the regulations thereunder.

(d)         Governing Law.  The provisions of the Plan and all Options made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.